UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2015

SunEdison, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13828	56-1505767
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13736 Riverport Dr. Maryland Heights, Missouri	63043
(Address of principal executive offices)	(Zip Code)

(314) 770-7300

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

SunEdison, Inc. (the “Company”) hereby amends and supplements the following item of its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2015. The Registrant is amending Item 3.02 to correct the reference to the number of shares of the Company’s common stock to be issued pursuant to the exchange agreements (as defined below).

Item 3.02.	Unregistered Sales of Equity Securities

As previously reported on our Current Report on Form 8-K filed with the SEC on May 13, 2015, the Company entered into privately negotiated exchange agreements (the “exchange agreements”) with a limited number of holders of the Company’s outstanding 2.00% Convertible Senior notes due 2018 (the “2018 notes”) and 2.75% Convertible Senior notes due 2021 (the “2021 notes”). Pursuant to the exchange agreements, the Company exchanged $600 million aggregate principal amount of the outstanding 2018 and 2021 notes ($300 million of the 2018 notes and $300 million of the 2021 notes) for 41,027,762 shares of the Company’s common stock underlying the 2018 and 2021 notes to be exchanged, plus approximately $62.5 million in cash, which represents the accrued and unpaid interest on the 2018 and 2021 notes to the closing date for the exchange as well as exchange inducement payments. These exchanges, and the issuance of shares of the Company’s common stock upon the consummation of these exchanges, may result in the decrease of the market price of the Company’s common stock.

In connection with the exchange agreements, the Company entered into privately negotiated agreements with each of the counterparties to the convertible note hedge and warrant transactions the Company entered into in connection with the issuance of the 2018 and 2021 notes to unwind a corresponding portion of those transactions. In connection with these agreements, on a net basis after giving effect to payments by the Company in connection with unwinding the warrant transactions and to the Company in connection with unwinding the convertible note hedge transactions, the Company received 2,084,771 shares of its common stock and approximately $3.3 million in cash from the counterparties to the convertible note hedge and warrant transactions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNEDISON, INC.

Date: May 21, 2015	By:	/s/ Martin H. Truong
/s/ Martin H. Truong Title: Senior Vice President, General Counsel and Corporate Secretary